Exhibit 99.1
     Audited Florida Rock Industries, Inc. and subsidiaries consolidated financial statements as of September 30, 2007 and September 30, 2006, and for the three years ended September 30, 2007 and report of independent registered public accounting firm.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Florida Rock Industries, Inc.:
We have audited Florida Rock Industries, Inc.’s internal control over financial reporting as of September 30, 2007, based on criteria established in Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Florida Rock Industries, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, Florida Rock Industries, Inc. maintained, in all material respects, effective internal control over financial reporting as of September 30, 2007, based on criteria established in Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Florida Rock Industries, Inc. as of September 30, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2007, and our report dated November 16, 2007 expressed an unqualified opinion on those consolidated financial statements.
/s/ KPMG LLP
Jacksonville, Florida
Certified Public Accountants
November 16, 2007

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Florida Rock Industries, Inc.:
We have audited the accompanying consolidated balance sheets of Florida Rock Industries, Inc. and subsidiaries as of September 30, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Florida Rock Industries, Inc. and subsidiaries as of September 30, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2007 in conformity with U.S. generally accepted accounting principles.
As discussed in Note 2 to the consolidated financial statements, the Company changed its method of computing share-based compensation as of October 1, 2005 and changed its method of accounting for defined benefit postretirement plans as of September 30, 2007.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of September 30, 2007, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated November 16, 2007 expressed an unqualified opinion on the effective operation of internal control over financial reporting.
/s/ KPMG LLP
Jacksonville, Florida
Certified Public Accountants
November 16, 2007

Florida Rock Industries, Inc. and Subsidiaries
Consolidated Statements of Income Years ended September 30
(Dollars and shares in thousands except per share amounts)

	2007	2006	2005
Net sales	$1,048,003	1,328,271	1,126,608
Freight revenues	32,771	39,518	26,844

Total sales	1,080,774	1,367,789	1,153,452

Cost of sales	724,086	882,341	775,247
Freight expense	33,172	39,745	26,963

Total cost of sales	757,258	922,086	802,210

Gross profit	323,516	445,703	351,242
Selling, general and administrative expenses	113,227	129,797	108,136
Gain on sales of real estate	(3,928)	(3,569)	(6,367)

Operating profit	214,217	319,475	249,473
Interest expense	(423)	(259)	(1,555)
Interest income	2,701	3,161	1,260
Other income, net	1,437	7,707	6,454

Income before income taxes	217,932	330,084	255,632
Provision for income taxes	76,916	118,675	97,979

Net income	$141,016	211,409	157,653

Earnings per common share:
Basic	$2.14	3.22	2.41

Diluted	$2.11	3.16	2.36

Weighted average number of shares used in computing earnings per common shares:
Basic	65,990	65,621	65,306

Diluted	66,955	66,829	66,764

See accompanying notes.

Florida Rock Industries, Inc. and Subsidiaries
Consolidated Balance Sheets September 30
(Dollars in thousands)

	2007	2006
Assets
Current assets:
Cash and cash equivalents	$34,876	93,353
Accounts receivable, less allowance for doubtful accounts of $2,574($2,530 in 2006)	111,178	142,727
Income taxes receivable	27,511	7,361
Inventories	64,753	53,015
Deferred income taxes	3,740	3,696
Prepaid expenses and other	6,251	5,039

Total current assets	248,309	305,191
Other assets	72,259	64,305
Goodwill	193,175	176,752
Property, plant and equipment, at cost:
Depletable land	159,707	157,536
Other land	85,380	81,839
Plant and equipment	1,110,482	966,363
Construction in process	138,763	81,976

	1,494,332	1,287,714
Less accumulated depreciation, depletion and amortization	636,881	597,702

Net property, plant and equipment	857,451	690,012

	$1,371,194	$1,236,260

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$69,209	82,327
Dividends payable	10,004	—
Accrued payroll and benefits	32,164	50,670
Accrued insurance reserves, current portion	6,514	3,196
Accrued liabilities, other	17,209	11,794
Long-term debt due within one year	3,315	3,279

Total current liabilities	138,415	151,266

Long-term debt, less current portion	16,716	16,423
Deferred income taxes	102,598	92,449
Accrued employee benefits	26,636	22,329
Long-term accrued insurance reserves	13,519	19,423
Other accrued liabilities	19,951	18,474

Total liabilities	317,835	320,364

Commitments and contingent liabilities (Notes 3, 5, 8, 9, 13, 17 and 18)
Shareholders’ equity:
Preferred stock, no par value; 10,000,000 shares authorized, none issued	—	—
Common stock, $.10 par value; 100,000,000 shares authorized, 66,692,551 shares issued (65,809,776 shares in 2006)	6,669	6,581
Capital in excess of par value	69,368	46,171
Retained earnings	983,504	884,763
Less cost of treasury stock; 478,390 shares in 2006	—	(18,421)
Accumulated other comprehensive loss, net of tax	(6,182)	(3,198)

Total shareholders’ equity	1,053,359	915,896

	$1,371,194	1,236,260

See accompanying notes.

Florida Rock Industries, Inc. and Subsidiaries
Consolidated Statements of Cash Flows Years ended September 30
(Dollars in thousands)

	2007	2006	2005
Cash flows from operating activities:
Net income	$141,016	211,409	157,653
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	82,682	74,687	64,558
Deferred income tax provision	11,975	3,288	13,747
Provision for doubtful accounts	657	273	258
Gain on disposition of property, plant and equipment and other assets	(8,117)	(8,595)	(12,744)
Dividends from affiliates	1,134	338	984
Income tax benefit from exercise of stock options	—	—	7,145
Stock option expense	5,032	5,192	—
Net changes in operating assets and liabilities, net of businesses acquired:
Accounts and income taxes receivable	10,958	(1,930)	(39,759)
Inventories	(9,754)	(9,008)	(6,776)
Prepaid expenses and other	(1,199)	(982)	837
Accounts payable and accrued liabilities	(28,093)	19,127	39,486
Other, net	308	(2,080)	(461)

Net cash provided by operating activities	206,599	291,719	224,928

Cash flows from investing activities:
Purchase of property, plant and equipment	(241,352)	(158,929)	(125,546)
Proceeds from the sale of property, plant and equipment and other assets	12,613	9,384	35,560
Additions to other assets	(6,458)	(12,712)	(4,846)
Investment in joint venture	(1,508)	—	—
Business acquisitions, net of cash acquired	(30,727)	(44,030)	(14,342)
Long-term cash released from escrow	—	—	2,915
Collection of notes receivable and advance to affiliates	—	341	—
Proceeds from life insurance	—	—	4,776

Net cash used in investing activities	(267,432)	(205,946)	(101,483)

Cash flows from financing activities:
Repayment of long-term debt	(248)	(232)	(25,723)
Exercise of employee stock options	15,721	3,949	4,549
Excess tax benefits from exercise of stock options	31,986	4,037	—
Repurchase of Company common stock	—	(19,898)	(8)
Tax payment on net option exercise	(15,412)	—	—
Payment of dividends	(29,691)	(49,197)	(79,233)

Net cash provided by (used in) financing activities	2,356	(61,341)	(100,415)

Net (decrease)increase in cash and cash equivalents	(58,477)	24,432	23,030

Cash and cash equivalents at beginning of year	93,353	68,921	45,891

Cash and cash equivalents at end of year	$34,876	93,353	68,921

Florida Rock Industries, Inc. and Subsidiaries
Consolidated Statements of Cash Flows Years ended September 30
(Dollars in thousands) (continued)

	2007	2006	2005
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest expense, net of amount capitalized	$462	201	1,734
Income taxes	$51,777	118,549	84,430
Non-cash investing and financing activities:
Additions to property, plant and equipment from exchanges	$1,941	4,010	4,652
Additions to debt for a prepaid royalty agreement	$577	—	—
Additions to property, plant and equipment Financed by issuing debt	$—	—	1,276
Exercise of stock options satisfied by the surrender of shares	$3,253	—	—
     See accompanying notes.

Florida Rock Industries, Inc. and Subsidiaries
Consolidated Statements of Shareholders’ Equity and Comprehensive Income
Years ended September 30
(Dollars in thousands except share and per share amounts)

							Accumu-
							lated
							Other
							Compre-	Total
			Capital in				hensive	Share
	Common Stock		Excess of	Retained	Treasury Stock		Loss, net	Holders’
	Shares	Amount	Par Value	Earnings	Shares	Amount	of tax	Equity
Balances at October 1, 2004	65,021,451	$6,502	$22,264	$592,114	—	—	—	$620,880

Shares repurchased	(173)		(8)					(8)
Exercise of stock options	526,533	53	4,496					4,549
Tax benefits on stock options exercised			7,145					7,145
Net income				157,653				157,653
Minimum pension liability net of $3,290 tax							(5,238)	(5,238)

Comprehensive income								152,415
Cash dividends ($.566 per share)				(37,048)				(37,048)

Balances at Sept. 30, 2005	65,547,811	6,555	33,897	712,719	—	—	(5,238)	747,933
Shares repurchased					(516,000)	(19,898)		(19,898)
Exercise of stock options	261,965	26	2,446		37,610	1,477		3,949
Tax benefits on stock options exercised			4,636					4,636
Stock options			5,192					5,192
Net income				211,409				211,409
Minimum pension liability net of $1,281 tax							2,040	2,040

Comprehensive income								213,449
Cash dividends ($.60 per share)				(39,365)				(39,365)

Balances at Sept. 30, 2006	65,809,776	6,581	46,171	884,763	(478,390)	(18,421)	(3,198)	915,896

Exercise of stock options	882,775	88	(15,619)	(2,580)	478,390	18,421		310
Tax benefits on stock options exercised			33,784					33,784
Stock option expense			5,032					5,032
Net income				141,016				141,016
Minimum pension liability, net of $325 tax							517	517

Comprehensive income								141,533
Cash dividends ($.60 per share)				(39,695)				(39,695)
Adoption of SFAS 158 net of $2,198 tax							(3,501)	(3,501)

Balances at Sept. 30, 2007	66,692,551	$6,669	$69,368	$983,504	0	$0	$(6,182)	$1,053,359

See accompanying notes.

Florida Rock Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
1. Merger with Vulcan Materials Company. On February 19, 2007, the Company entered into a definitive Agreement and Plan of Merger, as amended by Amendment No. 1 to the Agreement and Plan of Merger dated as of April 9, 2007, with Vulcan Materials Company and certain other parties described below. The merger agreement provides that two newly formed subsidiaries of a new holding company will merge with the Company and Vulcan, respectively. As a result of these mergers, the Company and Vulcan each will become wholly owned subsidiaries of the new holding company (“Virginia Holdco, Inc.” or “Holdco”), which will then be renamed Vulcan Materials Company. The Vulcan stock owned by Vulcan shareholders will be converted into shares of Holdco. The Company’s shareholders will have the option to elect to receive $67.00 per share in cash for each Company share held, or 0.63 of a share of common stock of Holdco, subject to proration as described in the following paragraph.
The merger agreement provides that, in the aggregate, 70% of Florida Rock common stock issued and outstanding immediately prior to the completion of the merger will be converted into the right to receive cash consideration and the remaining 30% will be converted into the right to receive stock consideration.
2. Accounting policies. CONSOLIDATION — The consolidated financial statements include the accounts of Florida Rock Industries, Inc. and its more than 50% owned subsidiaries and joint ventures (the “Company”). These statements have been prepared in accordance with U.S. generally accepted accounting principles. All significant intercompany transactions have been eliminated in consolidation. Investments in joint ventures 50% or less owned are accounted for under the equity method of accounting.
     INVENTORIES — Inventories are valued at the lower of cost or market. Cost for parts and supplies inventory at the cement plant are determined under the first-in, first-out (FIFO) method. Cost for other inventories is principally determined under the last-in, first-out (LIFO). Cost of inventories includes raw materials, direct labor and production costs.
     REVENUE RECOGNITION — Revenue, net of discounts, is recognized on the sale of products at the time the products are shipped, all significant contractual obligations have been satisfied and the collection of the resulting accounts receivable is reasonably assured. Amounts billed customers for delivery costs are classified as a component of total sales and the related delivery costs are classified as a component of total cost of sales.
     PROPERTY, PLANT AND EQUIPMENT — Provision for depreciation of plant and equipment is computed using the straight-line method based on the following estimated useful lives:

Years
Buildings and improvements	8-39
Machinery and equipment:
Water towing equipment	18
Plants and related equipment	8-20
Ancillary equipment	3-25
Automobiles and trucks	3-10
Furniture and fixtures	3-10
Depletion of sand and stone deposits is determined on the basis of units of production in relation to estimated proven reserves. Proven reserves are estimated by our geologists based upon results of sampling and other scientific methods and techniques. Depletion was $995,000, $1,306,000 and $1,232,000 for the years ended September 30, 2007, 2006 and 2005, respectively. Units of production were 12,765,000, 15,493,000 and 17,554,000 for years ended September 30, 2007, 2006 and 2005, respectively. Total estimated proven reserves at September 30, 2007 were 1,444,000,000 tons for owned properties and 1,146,000,000 tons for leased properties.
The Company capitalized interest on construction activities of $1,030,000, $898,000 and $78,000 for the years ended September 30, 2007, 2006 and 2005, respectively.
     REPAIRS AND MAINTENANCE – Repair and maintenance costs are expensed as incurred. Renewals and betterments that add to the utility or useful lives of property, plant and equipment are capitalized. Costs of planned major maintenance activities at the cement plant are expensed in the period in which they are incurred. The Company expensed planned maintenance of $3,800,000 in fiscal 2007, as compared to $4,100,000 in fiscal 2006 and $2,800,000 in fiscal 2005. Planned maintenance costs typically results in an overhaul to the wear parts of the major operating components. Since the cement manufacturing process is continuous, the coordination of the repair to multiple components is paramount. Items that would typically be inspected, repaired and/or replaced during an outage would include: chain and belt conveyers, idlers, rollers, mill journals, impact hammers, grinding table liners, separator blades, mill liners, bearings, fans, ductwork, airslides, grinding media, refractory, castable and shell replacement.
     Planned maintenance costs incurred are included in the cost of sales line item in the accompanying statements of income.
     GOODWILL — Goodwill is not amortized, but reviewed for impairment annually or more frequently if certain indicators arise. The annual impairment analysis resulted in no impairment of goodwill. Goodwill is tested for impairment annually on September 30th at the reporting unit level unless an event occurs during the year that might reduce the fair value of a reporting unit below its carrying value.
     VALUATION OF LONG-LIVED ASSETS — Long-lived assets are periodically reviewed for potential impairment. If this review indicates that the carrying amount of the asset may not be recoverable, estimates of the future cash flows expected with regards to the asset and its eventual disposition are made. If the sum of these future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss based on the fair value of the asset is recorded.
     INCOME TAXES — The Company uses the asset and liability method to financial reporting for income taxes. Under this method, deferred tax assets and liabilities are recognized based on differences between financial statement carrying values and tax bases of assets and liabilities using presently enacted tax rates. Deferred income taxes result from temporary differences between pre-tax income reported in the financial statements and taxable income.
     STOCK OPTIONS — The Company has a stock option plan under which options for shares of common stock may be granted to directors, officers and key employees. Prior to October 1, 2005, the Company accounted for stock options under the intrinsic value method of APB Opinion No. 25. Accordingly, no compensation expense was recognized because the exercise price of the stock options was equal to the market price of the stock on the date of grant.
Effective October 1, 2005, the Company adopted SFAS No. 123R, “Share-Based

Payment,” which requires the Company to recognize compensation expense for the fair value of stock-based compensation awards. As permitted by FAS 123R, the Company elected the modified prospective transition method, and as such, results from prior periods have not been restated. Under the modified prospective method, compensation expense associated with stock options recognized includes: 1) expense related to the remaining unvested portion of all stock option awards granted prior to October 1, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123; and 2) expense related to all stock option awards granted subsequent to October 1, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. (See Note 10 to the consolidated financial statements)
     EARNINGS PER COMMON SHARE — Basic earnings per share (“EPS”) is based on the weighted average number of common shares outstanding during the period. Diluted EPS is based on the weighted average number of common shares outstanding and potential dilution of securities that could share in earnings. The only difference between basic and diluted shares used for the calculation is the effect of employee stock options.
     CASH EQUIVALENTS — All highly liquid debt instruments with maturities of three months or less at the time of purchase are considered to be cash equivalents.
     CONCENTRATIONS OF CREDIT RISK — The Company’s operations are principally located within the Southeastern and Mid-Atlantic regions of the United States. It sells construction materials and grants credit to customers, substantially all of whom are related to the construction industry.
     ASSET RETIREMENT OBLIGATIONS — The Company records an asset retirement obligation if a legal obligation exists for the retirement of an asset, the fair value of the liability is recorded and a corresponding amount added to the carrying value. The additional carrying value is amortized over the life of the asset. The liability is accreted at the end of each period through charges to operating expenses. If the obligation is settled for other than the carrying amount of the liability, a gain or loss on settlement is recognized (see Note 3).
     DERIVATIVES — SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” requires companies to record derivatives on the balance sheet as assets and liabilities measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. All derivatives whether designated in hedging relationships or not, are required to be reported on the balance sheet at fair value.
     RISK INSURANCE — It is our policy to self insure for certain insurance risks consisting primarily of physical loss to property, business interruptions, workers’ compensation, comprehensive general liability, product liability and auto liability. Self-insurance retention per occurrence is $3,000,000 for automobile liability (“Risk Insurance”). For workers compensation and general liability, the self-insurance retention is $1,000,000 per occurrence with an aggregate of $2,000,000 for general liability. Insurance coverage is obtained for catastrophic property and casualty expenses, as well as those risks required to be insured by law or contract. Based on an independent actuary’s estimate of the aggregate liability for claims incurred, a provision for claims under the self-insured program is recorded and adjusted monthly.
     USE OF ESTIMATES — The preparation of financial statements in conformity with U.S generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
     ENVIRONMENTAL — Environmental expenditures that benefit future periods are capitalized. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the costs can be reasonably estimated. Estimation of such liabilities is extremely complex. Some factors that must be assessed are engineering estimates, continually evolving governmental laws and standards, and potential involvement of other potentially responsible parties.
     COMPREHENSIVE INCOME — Comprehensive income consists of net income and an $842,000 decrease, a $3,321,000 decrease and a $8,528,000 increase in the minimum pension liability, net of income taxes of $325,000, $1,281,000, and $3,290,000 for the years ended September 30, 2007, 2006 and 2005, respectively.
     NEW ACCOUNTING PRONOUNCEMENTS — In March 2005, the Emerging Issues Task Force reached a consensus on Issue 04-6, “Accounting for Stripping Costs Incurred during Production in the Mining Industry” (“EITF 04-6”), EITF 04-6 was effective for the Company beginning October 1, 2006 and requires that stripping costs incurred during the production phase of the mine be included in the costs of the inventory produced during the period that the stripping costs are incurred. The Company currently accounts for stripping costs consistent with the method prescribed by EITF 04-6, and as such, it did not have an effect on the Company’s consolidated financial statements.
     In June 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, Accounting for Income Taxes,” which clarifies the accounting for uncertainty in income taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 are effective for the Company beginning October 1, 2007 and it is not expected to have a material effect on the Company’s consolidated financial statements.
In June 2006, the FASB ratified EITF No. 06-3, “Disclosure Requirements for Taxes Assessed by a Government Authority on Revenue-Producing Transactions.” EITF 06-3 requires disclosure of a company’s accounting policy with respect to presentation of taxes collected on a revenue producing transaction between a seller and a customer. For taxes that are reported on a gross basis (included in revenue and costs), EITF 06-3 also requires disclosure of the amount of taxes included in the financial statements. EITF 06-3 was effective for the Company beginning January 1, 2007 and did not have a material effect on the Company’s consolidated financial statements. The Company records taxes collected on revenue producing activities on a net basis.
In September 2006, the FASB issued FASB Staff Position (FSP) No. AUG AIR-1, “Accounting for Planned Major Maintenance Activities,” which prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities. FSP AUG AIR-1 is effective for the Company beginning October 1, 2007 and, as the Company does not currently use the prohibited method, it is not expected to have a material impact on the Company’s consolidated financial statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements in Current Year Financial Statements,” which requires registrants to consider the effect of all carryover and reversing effects or prior year misstatements when quantifying errors in current year financial statements. The cumulative effective of initial application is to be reported in the carrying amount of assets and liabilities as of the beginning of that fiscal year, and the offsetting is to be made to the opening balance of retained earnings for that year. The provisions of SAB 108 are effective for the Company’s fiscal year ended September 30, 2007 and did not have a material impact on the consolidated financial statements.
In September 2006, the FASB ratified EITF Issue No. 06-5, “Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4.” This issue requires that the determination of the amount that could be realized under an insurance contract (1) consider any additional amounts (beyond cash surrender value) included in the contractual terms of the policy and (2) be based on assumed surrender at the individual policy or certificate level, unless all policies or certificates are required to be surrendered as a group. When it is probable that contractual restrictions would limit the amount that could be realized, such contractual limitations should be considered and any amounts recoverable at the insurance company’s discretion should be excluded from the amount that could be realized. EITF 06-5 is effective for the company beginning October 1, 2007 and the Company is in the process of evaluating its impact, if any, on the consolidated financial statements.
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for the Company beginning October 1, 2008 and the Company is evaluating the impact, if any, of this Statement on its consolidated financial statements.
In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R).” This Statement requires the Company to recognize the overfunded or underfunded status of its defined benefit postretirement plans as an asset or liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. This Statement also requires the measurement of defined benefit plan assets and obligations as of the date of the Company’s fiscal year end. SFAS 158 is effective for the Company as of September 30, 2007 (See Note 12), with the exception of the measurement date provisions, which are effective for the Company’s fiscal year ending September 30, 2009.
3. Asset Retirement Obligation. Asset retirement obligations are recorded for legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) normal use of the asset.
The fair value of a liability for an asset retirement obligation is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is amortized over the life of the asset. The liability is accreted at the end of each reporting period through charges to operating expenses. If the obligation is settled for other than the carrying amount of the liability, the Company will recognize a gain or loss on settlement.

For concrete and terminal locations, asset retirement obligations are recorded for lease-stipulated requirements, as well as closure obligations related to storage tanks. For the cement and calcium segment, asset retirement obligations have been provided for obligations to reclaim mining sites, asbestos removal, and closure obligations related to storage tanks. For the aggregates segment, an asset retirement obligation was provided where the Company has a legal obligation to reclaim the mining site and closure obligations related to storage tanks.
The current and long-term portions of the asset retirement obligation are recorded in accrued liabilities, other and other accrued liabilities, respectively in the accompanying consolidated balance sheets.
The analysis of the asset retirement obligation for years ended September 30 is as follows (in thousands):

	2007	2006
Balance at beginning of period	$13,511	$9,060
Additional liabilities	930	2,148
Cash flow revisions	36	2,295
Accretion of expenses	740	489
Payment of obligations	(1,678)	(481)

Balance at end of period	$13,539	$13,511

For the years ended September 30, 2007, 2006 and 2005, expense related to the asset retirement obligation was $993,000 and $489,000 and $404,000, respectively.
4. Acquisitions. During the year ended September 30, 2007, the Company acquired a small quarry and concrete operation and a small concrete operation for a combined cost of $30,727,000. Goodwill of $16,423,000 was recorded for the excess of the purchase price over the fair value of the acquired assets and assumed liabilities. The Company also recorded $6,230,000 in amortizable intangible assets as a result of the acquisitions. The results of operations of these acquisitions are immaterial to the results of the Company. The purchase price allocation has not been finalized due to the timing of the acquisition.
5. Transactions with related parties. As of September 30, 2007, four of the Company’s directors were also directors of Patriot Transportation Holding, Inc. (“Patriot”). Such directors own approximately 47% of the stock of Patriot and 24% of the stock of the Company. Accordingly, Patriot and the Company are considered related parties.
     Patriot, through its transportation subsidiaries, hauls diesel fuel, cement and other supplies for the Company. Charges for these services are based on prevailing market prices. Other wholly owned subsidiaries of Patriot lease certain construction aggregates mining and other properties to the Company. The Company paid rents, royalties and transportation charges to subsidiaries of Patriot totaling $8,760,000 in 2007, $8,686,000 in 2006 and $6,728,000 in 2005.
     The Company furnishes certain administrative and property services to Patriot and its subsidiaries. Income earned for these services was $207,000 in 2007, $207,000 in 2006 and $174,000 in 2005.
     At September 30, 2007 and 2006, the Company had net accounts payable to Patriot of $429,000 and, $440,000, respectively.

     On October 4, 2006, the Company entered into a 50-50 joint venture with a subsidiary of Patriot Transportation Holding, Inc. (“FRP”) to develop property near Brooksville, Florida. We contributed approximately 553 acres of land with a book value of $1,700,000 and FRP contributed approximately 3,433 acres of land which the Company leased from Patriot under a long-term mining lease. In addition, we contributed an additional 288 acre parcel that we acquired in 2006, and FRP reimbursed us $3,018,000 for one-half of the acquisition costs of that parcel. The Company’s investment in the joint venture is $5,136,000 as of September 30, 2007. The Company and FRP are each required to fund up to $2 million each in additional capital contributions. The Company will continue to conduct mining operations on a portion of the property and pay royalties to FRP based on actual tons mined.

     6. Inventories. Inventories at September 30 consisted of the following (in thousands):

	2007	2006
Finished products	$38,306	29,312
Raw materials	12,894	9,232
Work in progress	2,563	2,382
Parts and supplies	10,990	12,089

	$64,753	53,015

     The excess of current cost over the LIFO stated values of inventories was $15,799,000 and $12,018,000 at September 30, 2007 and 2006, respectively.
     During fiscal 2007, 2006 and 2005, certain inventory quantities increased which combined with increased unit costs resulted in increases to the LIFO reserve. The effects increased costs of sales by $3,781,000, $2,595,000, and $2,804,000, respectively.
     7. Other assets. Other assets at September 30 consisted of the following (in thousands):

	2007	2006
Cash surrender value of life insurance	$33,339	30,723
Investment in and advances to joint ventures	17,931	12,890
Real estate	1,490	8,187
Other	13,499	12,505

	$66,259	64,305

     The Company is reviewing the long-term strategy of its joint ventures that operate and sell from a quarry in Canada. The Company’s alternatives include, but are not limited to, continuing to operate the quarry, selling its investment, or closing the quarry. At September 30, 2007, the investment in and advances to these joint ventures were $11,226,000.
8. Lines of credit and debt. Long-term debt at September 30 is summarized as follows (in thousands):

	2007	2006
Unsecured notes:
8%-10% notes	$675	275
Industrial development revenue bonds	17,550	17,550
7% - 8.75% secured notes	1,806	1,877

	20,031	19,702
Less portion due within one year	3,315	3,279

	$16,716	16,423

     Of the industrial development revenue bonds at September 30, 2007, $3,550,000 is due between 2012 and 2021. The bonds provide for quarterly interest payments between 70.5% and 71.5% of the prime rate (8.25% at September 30, 2007). The bonds are subject to Purchase and Put Agreements with several banks whereby the bondholders may, at their option, sell $1,775,000 of the bonds to the Company in 2008. The bonds are collateralized by certain property, plant and equipment having no carrying value at September 30, 2007. The remaining $14,000,000 of industrial revenue bonds is due in 2022, and is secured by a letter of credit. The interest rate on these bonds is a variable rate established weekly. The average rate on the bonds was 3.7% and 3.3% for fiscal 2007 and 2006, respectively.
     The secured notes and contracts are collateralized by certain real estate having a carrying value of approximately $2,917,000 at September 30, 2007 and are payable in installments through 2015.
     The aggregate amount of principal payments due subsequent to September 30, 2007, assuming that all of the industrial development revenue bondholders exercise their options to sell the bonds to the Company is: 2008 — $3,315,000, 2009 — $369,000, 2010 — $275,000, 2011 — $86,000, 2012 — $52,000 subsequent years — $15,934,000.
     The Company has a revolving credit facility, which is syndicated through a group of six commercial banks under which it may borrow up to $250,000,000. The credit facility expires on June 30, 2009. A commitment fee of .1% is paid on the unused portion of the total credit. At September 30, 2007, no balance was outstanding under the credit agreement.
     The credit agreement contains financial covenants requiring maintenance of certain debt to total capitalization and interest coverage ratios. In addition, the covenants restrict activities regarding investments and leasing and borrowing. At September 30, 2007, the Company was in compliance with all covenants contained in the credit agreement.
     The Company also has available short-term lines of credit from two banks aggregating $35,000,000. At September 30, 2007, no borrowings were outstanding. Under these lines the Company may borrow funds for a period of one to ninety days. There is no commitment fee and the banks can terminate the lines at any time. The interest rate is determined at the time of each borrowing. The Company cancelled $15,000,000 of these lines in October 2007.
9. Preferred Shareholder Rights Plan. On May 5, 1999, the Board of Directors declared a dividend of eight preferred share purchase rights (a “Right”) for each twenty-seven outstanding shares of common stock (after giving effect to stock splits effected subsequent to May 5, 1999). The dividend was paid on June 11, 1999. Each right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share (the “Preferred Shares”), at a price of $145 per one one-hundredth of a Preferred Share, subject to adjustment.
     In the event that any Person or group of affiliated or associated Persons (an “Acquiring Person”) acquires beneficial ownership of 15% or more of the Company’s outstanding common stock, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right. An Acquiring Person excludes any Person or group of affiliated or associated Persons who were beneficial owners, individually or collectively, of 15% or more of the Common Shares on May 4, 1999.
     The rights trade together with the common stock and are not exercisable. However, if an Acquiring Person acquires 15% or more of the common stock the rights may become exercisable and trade separately in the absence of future board action. The Board of Directors may, at its option, redeem all rights for $.01 per right, at any time prior to the rights becoming exercisable. The rights will expire September 30, 2009 unless earlier redeemed, exchanged or amended by the Board.
     In connection with the Merger Agreement, Florida Rock and American Stock

Transfer & Trust Company, as successor rights agent (“AST”) entered into an amendment (“Amendment No. 1”) to the Rights Agreement, dated as of May 5, 1999, (the “Rights Agreement”), which provides that neither the execution of the merger agreement nor the consummation of the merger will trigger the provisions of the Rights Agreement.
10. Stock option plan. The Company has a stock option plan under which options for shares of common stock may be granted to directors, officers and key employees.
     Effective October 1, 2005, the Company adopted SFAS No. 123R, “Share-Based Payment,” which requires the Company to recognize compensation expense for the fair value of stock-based compensation awards. As permitted by SFAS 123R, the Company elected the modified prospective transition method, and as such, results from prior periods have not been restated. Under the modified prospective method, the Company must record stock-based compensation expense for all awards granted after October 1, 2005 and for the unvested portion of previously granted awards outstanding prior to October 1, 2005.
     The Company grants stock options to officers and key employees that become exercisable in five equal annual installments, subject to continued employment. Compensation expense for these awards is recognized on a straight-line basis over the five-year vesting period. Typically, the annual vesting date occurs in the first quarter of the fiscal year. For fiscal years 2006 and 2005, the Company also granted 1,000 options to each of its non-employee directors for each regular board meeting that they attend. Effective October 1, 2006, non-employee directors received annually in December stock options valued at $50,000 using the Black Scholes option-pricing model. Options granted to directors are immediately exercisable and therefore the entire expense related to these options is recorded at the date of grant. The Company will issue new shares for the exercise of stock options unless there are shares available in treasury. At September 30, 2007, 605,000 shares of common stock were available for future grants.
     Compensation cost related to the unvested portion of awards was estimated in accordance with the original provisions of SFAS 123, adjusted for estimated forfeitures. Compensation cost for all stock-based awards granted after the adoption dated was determined based on grant-date fair value estimated in accordance with SFAS 123R. For the years ended September 30, 2007 and 2006, compensation cost related to stock-based awards was $5,032,000 and $5,192,000. Tax benefits recognized related to stock-based compensation for years ended September 30, 2007 and 2006 were $1,941,000 and $2,003,000.
     The Company used the Black Scholes option-pricing model to determine fair value before and after the adoption of SFAS 123R. The fair value of options granted during the years ended September 30, 2007, 2006 and 2005 was estimated using the following weighted average assumptions:

	2007	2006	2005
Expected dividend yield	1.39%	1.17%	1.41%
Expected volatility	35.91%	34.32%	26.81%
Risk-free interest rate	4.44%	4.52%	4.08%
Expected life of stock options — years	7.1	7.2	7
     Expected volatility is based on the Company’s historical stock prices.

The following table summarizes stock option activity for the fiscal year ended September 30, 2007:

		Weighted	Weighted
		Average	Average	Aggregate
		Exercise	Remaining	Intrinsic
	Options	Price	Life	Value
Outstanding on September 30, 2006	3,630,626	20.45

Granted	305,194	43.21
Exercised	(1,638,095)	11.60
Canceled	(29,270)	40.07

Outstanding on September 30, 2007	2,268,455	29.65	6.3	$74,369,000

Exercisable on September 30, 2007	1,311,606	22.59	5.3	$52,330,000

     The weighted average grant-date fair values for the years ended September 30, 2007, 2006 and 2005 were $17.04, $20.86 and $11.96, respectively. The total intrinsic value of options exercised during the years ended September 30, 2007, 2006 and 2005 was $89,882,000, $12,010,000 and $18,522,000, respectively.
     The total tax benefits for year ended September 30, 2007 were $33,784,000 of which $31,986,000 were excess tax benefits and reported as cash flows from financing activities. Prior to the adoption of FAS 123R, these tax benefits would have been classified as cash flows from operating activities.
     As of September 30, 2007, there is $10,591,000 of unrecognized compensation expense related to nonvested option awards that would normally be expected to be recognized over a weighted average period of 2.7 years. However, in connection with the merger agreement with Vulcan (See Note 1) on October 15, 2007, the unvested options were vested and the related compensation cost will be recorded in the first quarter of fiscal 2008.
     During fiscal year 2005, the Company accounted for its stock option plans using the intrinsic value method prescribed by APB 25 and provided the pro forma disclosures required by SFAS 123. The following presents pro forma income and per share data as if a fair value based method had been used to account for stock based compensation for the fiscal year ended September 30, 2005 (in thousands except per share amounts):

Reported net income	$157,653
Compensation cost determined under fair value based method, net of income tax	(2,892)

Pro forma net income	$154,761

Basic earnings per share:
Reported net income	$2.41
Compensation cost, net of income taxes	(.04)

Pro forma basic earnings per share	$2.37

Diluted earnings per share:
Reported net income	$2.36
Compensation cost, net of income taxes	(.04)

Pro forma diluted earnings per share	$2.32

11. Income taxes. The provision for income taxes for the fiscal years ended September 30 consisted of the following (in thousands):

	2007	2006	2005
Current:
Federal	$55,271	99,267	72,672
State	9,670	16,120	11,560

	64,941	115,387	84,232
Deferred	11,975	3,288	13,747

Total	$76,916	118,675	97,979

A reconciliation between the amount of reported income tax provision and the amount computed at the statutory Federal income tax rate follows (in thousands):

	2007	2006	2005
Amount computed at statutory
Federal rate of 35%	$76,276	115,529	89,471
Effect of percentage depletion	(5,354)	(5,250)	(3,505)
State income taxes (net of Federal income tax benefit)	7,347	10,778	8,619
Manufacturing deduction	(1,634)	(2,686)	—
Other, net	281	304	3,394

Provision for income taxes	$76,916	118,675	97,979

     The types of temporary differences and their related tax effects that give rise to deferred tax assets and deferred tax liabilities at September 30 are presented below (in thousands):

	2007	2006
Deferred tax liabilities:
Basis difference in property, plant and equipment	$103,976	96,715
Goodwill	19,366	15,693
Other	2,231	2,197

Gross deferred tax liabilities	125,573	114,605

Deferred tax assets:
Insurance reserves	7,555	8,544
Other accrued liabilities	14,052	14,136
Minimum pension liability	3,882	2,009
Canadian net operating losses	1,230	2,034
Other	1,226	1,163

Gross deferred tax assets	27,945	27,886
Valuation allowance for Canadian net operating losses	(1,230)	(2,034)

Net deferred tax assets	26,715	25,852

Net deferred tax liability	$98,858	88,753

     At September 30, 2007, the Company and subsidiaries included in these consolidated financial statements had available Canadian loss carry forwards of approximately $6.4 million, which expire between the years 2009 and 2014. Management believes that sufficient uncertainty exists regarding the realization of these deferred tax assets that a valuation allowance is required, regarding the future realization of the Canadian loss carry forwards. The Company expects to obtain the full benefit of the remaining deferred tax assets over the period of years that the temporary differences are expected to reverse.

     For the years ended September 30, 2007, 2006 and 2005, income tax benefits attributable to stock option transactions that were recorded to shareholders’ equity were $33,784,000, $4,636,000 and $7,145,000, respectively. For the years ended September 30, 2007, 2006 and 2005 income taxes of $1,151,000, $1,281,000 and $3,290,000 were recorded to shareholders’ equity related to the minimum pension liability.
12. Employee benefits. The Company and its subsidiaries have a number of retirement plans which cover substantially all employees.
     Certain subsidiaries have a qualified noncontributory defined benefit retirement plan covering certain employees. The benefits are based on years of service and the employee’s highest average compensation for any five (or in the case of one subsidiary three) consecutive years of service. Plan assets are invested in mutual funds, listed stocks and bonds and cash equivalents. The Company’s funding policy is to fund annually within the limits imposed by the Employee Retirement Income Security Act.
     The Company also has a nonqualified management security plan for certain officers and key employees. Accrued benefits were frozen as of December 31, 2001. Contributions are made to the plan, sufficient to satisfy the funding requirements as incurred. Life insurance on the lives of the participants has been purchased to partially fund this benefit and the Company is the owner and beneficiary of such policies (see Note 7 to the consolidated financial statements). Upon closing of the merger with Vulcan Materials Company, participants in this plan will become fully vested in their benefits.
     SFAS 158 was effective for the Company for the year ended September 30, 2007. This Statement requires the recognition of an entity’s over (under)funded status of defined benefit plans in the statement of financial position. This Statement also requires recognition in other comprehensive income of certain gains and losses that arise during the period but are deferred under current pension accounting rules. On September 30, 2007, the Company recognized the net underfunded status of its defined benefit pension plans in the Consolidated Balance Sheet.
     The Company uses a measurement date of June 30 for its noncontributory defined benefit retirement plan and September 30 its management security plan.
     Net periodic pension cost (income) for fiscal years ended September 30 included the following components (in thousands):

	2007	2006	2005
Service cost-benefits earned during the period	$363	414	447
Interest cost on projected benefit obligation	2,748	2,386	2,382
Return on assets	(1,804)	(1,795)	(1,866)
Amortization of net asset and prior service cost	652	2,043	925

Net periodic pension cost	1,959	3,048	1,888
FAS 88 changes:
Curtailment	—	10	—

Total net periodic pension cost	$1,959	3,058	1,888

     The following table provides for the retirement plan a reconciliation of projected benefit obligations, the funded status and the amounts included in the consolidated balance sheets at September 30 (in thousands):

	2007	2006
Change in projected benefit obligation:

Balance beginning of year	$47,801	48,736
Service cost	363	414
Interest cost	2,748	2,386
Actuarial (gain) loss	3,546	(941)
Curtailment	—	(179)
Benefits paid	(2,480)	(2,615)

Balance end of year	$51,978	47,801

Accumulated benefit obligation at end of year	$50,843	46,842

Change in plan assets:

Balance beginning of year	$23,354	23,425
Employer contributions	1,226	1,314
Actual return on assets	2,782	1,429
Expenses	(221)	(199)
Benefits paid	(2,480)	(2,615)

Balance end of year	$24,661	23,354

Net amount recognized:

Funded status	$(27,317)	(24,447)
Employer contributions after measurement date	444	—
Unrecognized net actuarial loss	—	7,894
Unrecognized prior service cost	—	558

Net amount recognized	$(26,873)	(15,995)

Amount recognized in Consolidated Balance Sheets:

Current liabilities	$(2,215)	—
Noncurrent liabilities	(24,658)	(21,760)
Intangible Asset	—	558
Accumulated Other Comprehensive Income	—	5,207

	$(26,873)	(15,995)

     Actuarial gains or losses and prior service costs that have not yet been included in pension expense as of September 30, 2007 have been recognized as a component of ending Accumulated Other Comprehensive Income as follows:

Prior service cost	$495
Net actuarial loss	10,223

	$10,718

Weighted Average Assumptions used to determine benefit obligation:

Discount Rate	6.00%	6.00%
Rate of Compensation Increase	3.50%	3.50%

Increase in minimum liability included in Comprehensive Income	$—	3,321

Weighted Average Assumptions used to determine net periodic pension cost:

Discount Rate	6.00%	5.00%
Expected Return on Plan Assets	8.00%	8.00%
Rate of Compensation Increase	3.50%	3.50%

Plan Assets:

	Target Allocation	Percentage of Plan	Assets At
	Percentages	6/30/07	6/30/06
Equity securities	60 - 80	84	78
Debt securities	20 - 30	11	18
Other	2 - 5	5	4

Total		100	100

     Our pension policy was established by evaluating asset/liability studies periodically performed by our consultants. These studies estimate trade-offs between expected returns on our investments and the variability in anticipated cash contributions to fund our pension liabilities. Our policy accepts a relatively high level of variability in potential pension fund contributions in exchange for higher expected returns on our investments and lower expected future contributions. We believe this policy is prudent given our strong pension funding, balance sheet and cash flows.
     Our strategy for implementing this policy is to invest in a relatively high proportion (60%-80%) in publicly traded equities, a moderate amount (20%-30%) in long-term publicly traded debt and a relatively small amount (2%-5%) in other investments.
     The policy is articulated through guideline ranges and targets for each asset category: domestic equities, bonds, specialty investments and cash reserves. Management implements the strategy within these guidelines and reviews the financial results monthly.
     Assumptions regarding our expected return on plan assets are based primarily on judgments made by management. These judgments take into account the expectations of our pension plan consultants and actuaries and our investment advisors, and the opinions of market professionals. We base our expected return on the long-term, not recent history. Accordingly, the expected return has been 8% for the past several years.
     The Company expects to contribute approximately $2,532,000 to the Plans during 2008.
     Estimated future benefit payments reflecting future service for the fiscal year ending (in thousands):

2008	$3,863
2009	3,718
2010	3,638
2011	3,783
2012	3,943
2013-2017	21,876
     In fiscal 2006 and 2005, certain union employees were covered by multi-employer plans not administered by the Company. Payments of $79,000 and $136,000 were made to these plans during fiscal 2006 and 2005, respectively.

     Additionally, the Company and certain subsidiaries have savings/profit sharing plans for the benefit of qualified employees. The savings feature of the plans incorporates the provisions of Section 401(k) of the Internal Revenue Code. Under the savings feature of the plans, eligible employees may elect to save a portion (within limits) of their compensation on a tax deferred basis. The Company contributes to a participant’s account an amount equal to 50% (with certain limits) of the participant’s contribution. Additionally, the Company and certain subsidiaries may make annual contributions to the plans as determined by the Board of Directors, with certain limitations. The plans provide for deferred vesting with benefits payable upon retirement or earlier termination of employment. The total cost of the plans was $22,725,000 in 2007, $33,930,000 in 2006 and $25,161,000 in 2005.
     The Company and one of its subsidiaries provide certain health care benefits for retired employees. Employees may become eligible for those benefits if they were employed by the Company prior to December 10, 1992, meet service requirements and reach retirement age while working for the Company. The plans are contributory and unfunded. The Company accrues the estimated cost of retiree health benefits over the years that the employees render service. The Company uses a July 1 measurement date for the retiree healthcare plan.
     The following table for the retiree health care plan provides a reconciliation of benefit obligations, the funded status and the amounts included in the consolidated balance sheets at September 30 (in thousands):

	2007	2006
Change in benefit obligation:
Balance beginning of year	$1,600	2,162
Service cost	66	87
Plan participant contributions	188	176
Interest cost	84	84
Actuarial (gain) loss	(72)	(569)
Benefits paid	(363)	(340)

Balance end of year	$1,503	1,600

Change in plan assets:
Balance beginning of year	$0	0
Employer contributions	175	164
Plan participant contributions	188	176
Benefits paid	(363)	(340)

Balance end of year	$0	0

Net amount recognized:
Funded status	$(1,503)	(1,600)
Unrecognized net gain	—	(714)
Unrecognized prior service cost	—	68

Accrued post-retirement benefit costs	$(1,503)	(2,246)

Amounts recognized in the Consolidated
Balance Sheets:

Current liabilities	(87)	—
Noncurrent liabilities	(1,416)	—

Funded status	(1,503)	—

Actuarial gains or losses and prior service costs or credits that have not yet been included in pension expense as of September 30, 2007 have been recognized as a component of ending accumulated other comprehensive income as follows:

Net actuarial gain	(707)	—
Prior service cost	52	—

Total	655	—

     Net periodic post-retirement benefit cost for fiscal years ended September 30 includes the following components (in thousands):

	2007	2006	2005
Service cost of benefits earned during the period	$66	87	72
Interest cost on APBO	84	84	91
Net amortization and deferral	(64)	(32)	(66)

Net periodic post-retirement benefit cost	$86	139	97

     The discount rate used in determining the Net Periodic Post Retirement Benefit Cost was 6% and 5% for 2007 and 2006, respectively. The discount rate used in determining the benefit obligation was 6% in 2007 and 2006.
     The expected contribution by the Company for 2008 is $120,000.
     Estimated future benefit payments reflecting expected future service for the fiscal year ending (in thousands):

2008	$120
2009	123
2010	125
2011	133
2012	139
Thereafter	824
     The discount rate assumptions for the Company’s benefit plans at September 30, 2007 and 2006 were determined based on yield rates on long-term corporate Aa and Aaa bonds that would approximate projected benefit payments.
13. Leases. Certain plant sites, office space and equipment are rented under operating leases. Total rental expense, excluding mineral leases which are cancelable, for fiscal 2007, 2006 and 2005 was $4,947,000, $6,510,000 and $5,894,100 respectively. Future minimum lease payments under operating leases with an initial or remaining non-cancelable term in excess of one year, exclusive of mineral leases which are cancelable, at September 30, 2007 are as follows: 2008-$1,835,000; 2009-$1,614,000; 2010-$1,447,000; 2011-$1,312,000; 2012-$1,289,000; after 2011-$10,203,000. Certain leases include options for renewal by the Company. Most leases require the Company to pay for utilities, insurance and maintenance. The mineral leases which are cancelable have variable payments based on the actual tons mined each month.
14. Gain on sales of real estate and other income. During 2007, the Company sold real estate resulting in pre-tax gains of $3,928,000. During 2006, the Company sold a 15% interest in an affiliate, resulting in a gain of $1,442,000, which is included in other income. The Company exchanged parcels of land with another party in settlement of a lawsuit, with part of the transaction occurring in 2006 and part in 2005. The exchange was recorded at fair value, with the resulting pre-tax gains of $2,838,000 and $3,747,000 recorded in other income in 2006 and 2005, respectively. During 2005, the Company sold a former quarry site in the Baltimore area in two closings with gross proceeds of $33,500,000, resulting in a pre-tax gain of $6,013,000. The Company is in the process of completing the site work related to this sale. As a result, an additional $886,000 of gain was deferred and will be recognized as income as the site work is completed. During fiscal 2006, $397,000 of the deferred gain was recognized in income. Also in 2005, the Company sold another parcel of land for $600,000 and realized a pre-tax gain of $116,000. Additionally during 2005, the Company sold other parcels of land resulting in a combined gain of $238,000.

15. Business Segments. Three business segments have been identified, each of which is managed separately along product lines. All operations are in the Southeastern and Mid-Atlantic states. In July 2007, the Company acquired a quarry and ready-mix operation in the Bahamas. The results of these operations were insignificant and therefore foreign operations are not reported separately. The Construction Aggregates segment mines, processes and sells construction aggregates. The Concrete products segment produces and sells ready mix concrete and other concrete products. The Cement and Calcium products segment produces and sells cement and calcium products to customers in Florida and Georgia. It also imports into Florida cement, slag and clinker that is either sold or ground into cement and slag and then sold.
     Operating results and certain other financial data for the business segments are as follows (in thousands):

	2007	2006	2005
Net sales, excluding freight
Construction aggregates	$359,601	387,590	325,254
Concrete products	659,337	867,123	728,272
Cement and calcium	166,975	235,244	206,254
Intersegment sales	(137,910)	(161,686)	(133,172)

Total net sales	$1,048,003	1,328,271	1,126,608

Operating profit
Construction aggregates	$103,246	117,215	94,552
Concrete products	81,452	148,149	118,161
Cement and calcium	55,745	83,600	57,336
Corporate overhead	(26,226)	(29,489)	(20,576)

Total operating profit	$214,217	319,475	249,473

Identifiable assets, at year end
Construction aggregates	$590,861	471,637	408,322
Concrete products	326,576	331,117	280,114
Cement and calcium	330,906	252,825	226,490
Unallocated corporate assets	70,439	74,831	56,776
Cash items	34,876	93,353	68,921
Investments in affiliates	17,536	12,497	12,368

Total identifiable assets	$1,371,194	1,236,260	1,052,991

Depreciation, depletion and amortization
Construction aggregates	$38,773	33,789	27,578
Concrete products	31,341	28,808	25,138
Cement and calcium	9,391	8,882	8,712
Other	3,177	3,208	3,130

Total depreciation, depletion and amortization	$82,682	74,687	64,558

Capital expenditures
Construction aggregates	$110,090	81,076	91,003
Concrete products	37,392	48,173	27,961
Cement and calcium	93,504	29,782	7,804
Other	2,307	3,908	4,706

Total capital expenditures	$243,293	162,939	131,474

     Capital expenditures include additions to property, plant and equipment from exchanges of $1,941,000, $4,010,000 and $4,652,000 for fiscal 2007, 2006 and 2005, respectively, which are reported in the cash flow statement as non-cash activity. Capital expenditures also include additions to property, plant and equipment financed by issuing debt of $1,276,000 for fiscal 2005.
     Construction aggregates operating profit for 2006 and 2005 includes gains on the sale of real estate of $1,685,000 and $6,194,000, respectively. Construction aggregates operating profit for 2005 also includes the recovery of previously expensed costs and fee reimbursement in an insurance settlement of $2,116,000. Concrete products operating profit for 2006 and 2005 includes gains on the sale of real estate of $1,884,000 and $173,000, respectively. Cement and calcium operating profit for 2006 includes $1,075,000 of insurance proceeds.
     Cement and calcium operating profit for 2007 includes gains on the sale of real estate of $3,972,000.
     Corporate overhead includes the costs of certain operating activities that are not reflected in the operating results used internally to measure and evaluate our core businesses. These costs include executive management and related personnel costs, corporate development costs, public company expenses, certain employee benefits, professional and service fees, certain insurance costs, and other general corporate items.
16. Fair values of financial instruments. At September 30, 2007 and 2006 the carrying amounts reported in the balance sheets for cash and cash equivalents, notes receivable, short-term notes payable to banks, revolving credit and industrial development revenue bonds approximate their fair values. The fair values of the Company’s other long-term debt are estimated using discounted cash flow analysis, based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements. At September 30, 2007 and 2006 the carrying amount of such other long-term debt approximated their fair value.
17. Contingent liabilities. In view of the inherent uncertainties, the outcome of any unresolved matters described below cannot be predicted at this time, nor can the amount of potential loss, if any, be reasonably estimated.
     On March 22, 2006, the United States District Court for the Southern District of Florida ruled that the mining permit issued for our Miami quarry, as well as several permits issued to competitors in the same region, had been improperly issued. The Court remanded the permitting process to the U.S. Army Corps of Engineers for further review and consideration.
     On July 13, 2007, the Court ordered the Company to cease all mining excavation at the Miami quarry, effective on July 17, 2007, pending the issuance by the U.S. Army Corps of Engineers of a Supplemental Environmental Impact Statement.
     The Court based its decision to shut down mining activity of the Miami quarry and two quarries owned by competitors on concern that levels of benzene had been detected in an area of the Biscayne Aquifer known as the Northwest Wellfield, which supplies a significant portion of the water supply to the Miami area. At this time, the Company does not believe the benzene was produced by the Company’s mining activities or that the levels of benzene pose a risk to human health.

     For the year ended September 30, 2007, we sold 3,156,000 tons of aggregates from the Miami quarry, generating $36,102,000 in revenues. A significant portion of this volume is shipped by rail to Central and Northeast Florida and used in our concrete production facilities in Southeastern Florida, Central Florida and Jacksonville. Our Miami quarry employs 40 persons and has property, plant and equipment of approximately $85,233,000 of which $23,562,000 is land.
     We estimate that recoverable reserves at the Miami quarry (assuming that mining is permitted to continue in the long term) are approximately 132 million tons.
     The Company has performed an impairment analysis in accordance with SFAS No. 144,”Accounting for the Impairment or Disposal of Long-Lived Assets,” and has determined that the assets are not impaired at this time. In the event the Corp of Engineers does not re-issue a permit to resume mining, the Company plans to transfer all movable assets to other locations. The recoverability of the remaining assets, consisting of land and infrastructure, would depend on the value of the land for alternative uses. Depending on potential usage of the land this could result in an impairment charge between zero and $35 million.
     The Company and the members of its board of directors were named in a purported shareholder class action complaint filed in Florida state court (the Duval County Circuit Court) on March 6, 2007, captioned Dillinger v. Florida Rock, et al., Case No. 16-20007-CA-001906. The complaint seeks to enjoin the merger and alleges, among other things, that the directors have breached their fiduciary duties owed to the Company’s shareholders by attempting to sell the Company to Vulcan for an inadequate price. The Company has entered into a Memorandum of Understanding by which the parties have agreed in principle to settle such action, subject to certain conditions, including the closing of the pending merger with Vulcan Materials Company.
     We are involved in litigation on a number of other matters and are subject to certain claims which arise in the normal course of business, none of which, in the opinion of management, are expected to have a materially adverse effect on our consolidated financial statements.
     We have retained certain self-insurance risks with respect to losses for third party liability and property damage. At September 30, 2007, the Company had $20,034,000 in accrued risk insurance reserves.
18. Commitments. At September 30, 2007, the Company had purchase commitments of approximately $41,396,000. Of this amount approximately $24,180,000 were orders placed for equipment.

Quarterly Results (unaudited)
Dollars in thousands except per share amounts)

	First		Second		Third		Fourth
	2007	2006	2007	2006	2007	2006	2007	2006
Total sales, including freight	$295,349	306,252	249,387	364,087	275,631	360,993	260,407	336,457
Gross profit	$91,423	89,325	69,114	124,073	84,475	121,405	78,504	110,900

Operating profit	$66,906	61,749	40,585	90,376	54,181	90,296	52,545	77,054

Income before income taxes	$68,976	66,165	40,819	91,034	55,430	91,871	52,707	81,014

Net income	$44,279	42,015	26,210	57,810	36,054	58,317	34,473	53,267

Per common share:
Basic EPS	$.68	.64	.40	.88	.54	.89	.52	.81

Diluted EPS	$.67	.63	.39	.86	.54	.87	.51	.80